EXHIBIT 99.1

Community West Bancshares Earns $595,000 in First Quarter

GOLETA, Calif., April 21, 2011 (GLOBE NEWSWIRE) -- Community West Bancshares ("Community West"), (Nasdaq:CWBC), parent company of Community West Bank, today reported net income of $595,000 in the first quarter of 2011 (1Q11), compared to net income of $51,000 in the first quarter a year ago (1Q10). The loan loss provision in 1Q11 was $983,000 compared to $3.1 million in 1Q10.

"Strong operating results and continued core deposit growth contributed to improved earnings and net interest margin expansion for the first quarter compared to the first quarter a year ago," stated Lynda J. Nahra, President and Chief Executive Officer. "Our changing deposit mix reflects continuing growth in customer relationships and the determined efforts of our staff."

1Q11 Financial Highlights

  Net income applicable to common stockholders was $333,000, or $0.05 per diluted common share.
  Net interest margin was 4.53% in 1Q11, a 5 basis point improvement compared to 1Q10.
  Core deposits increased by 24.9% compared to a year ago.
  Nonperforming loans were $23.6 million, or 4.06% of total loans at March 31, 2011.
  The total allowance for loan losses/total loans held for investment was 2.62% at March 31, 2011, compared to 2.60% at December 31, 2010.
  Community West Bank's Total risk-based capital ratio was 13.11%, Tier 1 risk-based capital ratio was 11.84% and Tier 1 leverage ratio was 9.41% at March 31, 2011.

In 1Q11, including the $262,000 preferred stock dividends, the net income applicable to common stockholders was $333,000, or $0.05 per diluted share, compared to a net loss applicable to common stockholders of $211,000, or $0.04 per diluted share, in 1Q10.

Credit Quality

Nonperforming loans totaled $23.6 million, or 4.06% of total loans at March 31, 2011, compared to $12.7 million or 2.13% of total loans three months earlier and $17.7 million, or 2.93% of total loans a year ago. The increase compared to the prior quarter-end is primarily related to one loan relationship that totals $8.5 million. The loan relationship is real estate secured and a current appraisal indicates that the indebtedness is well secured by the underlying collateral. The real property is currently listed for sale at a price in excess of the amount of the principal and interest currently outstanding on the loan. The relationship was classified as nonperforming as marketing and sale of the property has been protracted in relationship to the original expectation of the Bank and the borrower.

Of the $23.6 million in total nonperforming loans, $17.8 million or 75.3% were real estate loans, $3.5 million or 14.8% were SBA loans, $1.6 million or 6.8% were manufactured housing loans, $689,000 or 2.9% were commercial loans and $30,000 or 0.1% were other installment loans.

"The manufactured housing portfolio continues to perform well with very little delinquencies. As of March 31, 2011, less than 1% of manufactured housing loans are nonperforming," said Nahra.

The loan loss provision was $983,000 in 1Q11 compared to $1.3 million in 4Q10 and $3.1 million in 1Q10. The allowance for loan losses totaled $13.2 million at quarter-end, equal to 2.62% of total loans held for investment, compared to 2.60% at December 31, 2010 and 2.84% a year ago.

Community West had net charge-offs of $1.1 million in 1Q11 compared to $1.4 million in 4Q10 and $2.4 million in 1Q10.

Income Statement Review

First quarter net interest income was $7.1 million compared to $7.3 million in 1Q10. In 1Q11, the net interest margin was 4.53% compared to 4.57% in 4Q10 and 4.48% in 1Q10.

Non-interest income was $738,000 in 1Q11, compared to $839,000 in 1Q10. The decrease was due to a decline in loan origination fees and referral fees on SBA 504 loans.

Higher costs, including losses and writedowns on foreclosed real estate and repossessed assets, were primarily responsible for non-interest expenses climbing to $5.8 million, in 1Q11from $5.0 million in 1Q10.

Balance Sheet

New loan demand continues to remain somewhat soft, particularly in the commercial and SBA loan sectors. Also, the Company has experienced some early loan payoffs. As a result, total loans decreased from a year ago to $580.9 million at March 31, 2011 compared to $602.9 million at March 31, 2010.

Commercial real estate loans outstanding decreased 3.6%, or $6.2 million, from year ago levels to $181.0 million at March 31, 2011, and comprise 31.2% of the total loan portfolio. Manufactured housing loans were down slightly from year ago levels to $192.9 million and represent 33.2% of total loans. Commercial loans were down 14.5% compared to a year ago and now represent 8.5% of the total loan portfolio and SBA loans decreased 10.2% from a year ago and now represent 21.0% of the total loan portfolio.

Total deposits were $527.6 million at March 31, 2011 compared to $540.1 million a year earlier. Non-interest-bearing accounts increased 21.2% to $48.0 million at March 31, 2011 compared to $39.6 million a year ago. Interest-bearing accounts increased 27.1% to $281.0 million compared to $221.1 million a year ago. Core deposits, defined as non-interest-bearing, interest-bearing and savings accounts, increased 24.9% to $350.8 million at March 31, 2011, compared to $280.9 million a year earlier while certificates of deposit decreased 31.8% over the same period to $176.8 million, compared to $259.2 million a year earlier.

"Core deposits grew $32.2 million for the quarter and $69.9 million for the past 12 months, which is largely attributable to the continued success of our Lasting Impressions' money market account," said Charles G. Baltuskonis, EVP and Chief Financial Officer.

Total assets were $665.5 million at quarter-end, compared to $677.7 million a year earlier. Stockholders' equity was $62.2 million at quarter-end, compared to $60.2 million a year earlier and book value per common share was $7.92 at quarter-end compared to $7.70 a year earlier.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010

Interest income	$ 9,330	$ 9,862	$ 9,942
Interest expense	2,261	2,419	2,647
Net interest income	7,069	7,443	7,295
Provision for loan losses	983	1,279	3,074
Net interest income after provision for loan losses	6,086	6,164	4,221
Non-interest income	738	1,220	839
Non-interest expenses	5,809	5,588	4,971

Income before income taxes	1,015	1,796	89
Provision for income taxes	420	739	38

NET INCOME	$ 595	$ 1,057	$ 51

Preferred stock dividends	262	262	262
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$ 333	$ 795	$ (211)

Earnings (Loss) per common share:
Basic	$ 0.06	$ 0.13	$ (0.04)
Diluted	0.05	0.11	(0.04)

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31, 2011	December 31, 2010	March 31, 2010

Cash and cash equivalents	$ 15,264	$ 6,226	$ 14,812
Interest-earning deposits in other financial institutions	290	290	475
Investment securities	39,028	40,235	37,745
Loans:
Commercial	49,413	57,369	57,795
Commercial real estate	181,043	173,906	174,844
SBA	122,119	128,721	136,044
Manufactured housing	192,920	194,682	197,267
Single family real estate	12,478	13,739	14,722
HELOC	20,728	20,273	20,650
Consumer	408	379	408
Mortgage loans held for sale	1,758	4,865	1,161
Total loans	580,867	593,934	602,891

Loans, net
Held for sale	77,440	82,320	95,976
Held for investment	503,427	511,614	506,915
Less: Allowance	(13,172)	(13,302)	(14,409)
Net held for investment	490,255	498,312	492,506
NET LOANS	567,695	580,632	588,482

Other assets	43,262	40,221	36,152

TOTAL ASSETS	$ 665,539	$ 667,604	$ 677,666

Deposits
Non-interest-bearing	$ 47,951	$ 35,767	$ 39,566
Interest-bearing	280,989	262,431	221,116
Savings	21,844	20,371	20,181
CDs over 100K	137,423	163,118	179,803
CDs under 100K	39,410	48,206	79,433
Total Deposits	527,617	529,893	540,099
Other borrowings	71,872	72,081	74,000
Other liabilities	3,807	3,988	3,385
TOTAL LIABILITIES	603,296	605,962	617,484

Stockholders' equity	62,243	61,642	60,182

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 665,539	$ 667,604	$ 677,666

Shares outstanding	5,981	5,916	5,915

Book value per common share	$ 7.92	$ 7.92	$ 7.70

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)

PERFORMANCE MEASURES AND RATIOS	Quarter Ended Mar. 31, 2011	Quarter Ended Dec. 31, 2010	Quarter Ended Mar. 31, 2010
Return on average common equity	4.98%	8.98%	0.44%
Return on average assets	0.35%	0.63%	0.03%
Efficiency ratio	74.41%	64.50%	61.11%
Net interest margin	4.53%	4.57%	4.48%

AVERAGE BALANCES	Quarter Ended Mar. 31, 2011	Quarter Ended Dec. 31, 2010	Quarter Ended Mar. 31, 2010
Average assets	$ 672,504	$ 676,475	$ 682,062
Average earning assets	633,204	646,180	660,939
Average total loans	587,193	599,071	610,137
Average deposits	534,008	535,258	535,137
Average equity (including preferred stock)	62,638	61,837	61,009
Average common equity (excluding preferred stock)	47,808	47,074	46,439

EQUITY ANALYSIS	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Total equity	$ 62,243	$ 61,642	$ 60,182
Less: senior preferred stock	14,874	14,807	14,607
Total common equity	$ 47,369	$ 46,835	$ 45,575

Common stock outstanding	5,981	5,916	5,915
Book value per common share	$ 7.92	$ 7.92	$ 7.70

ASSET QUALITY	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Nonperforming loans (NPLs)	$ 23,583	$ 12,671	$ 17,655
Nonperforming loans/total loans	4.06%	2.13%	2.93%
REO and repossessed assets	$ 9,664	$ 8,478	$ 3,700
Less: SBA-guaranteed amounts	2,743	1,725	1,196

Net REO and repossessed assets	$ 6,921	$ 6,753	$ 2,504
Nonperforming assets (net)	30,504	19,424	20,159
Nonperforming assets/total assets	4.58%	2.91%	2.97%
Net loan charge-offs in the quarter	$ 1,113	$ 1,372	$ 2,398
Net charge-offs in the quarter/total loans	0.19%	0.23%	0.40%

Allowance for loan losses	$ 13,172	$ 13,302	$ 14,409
Plus: Allowance for undisbursed loan commitments	229	194	370
Total allowance for credit losses	$ 13,401	$ 13,496	$ 14,779
Total allowance for loan losses/total loans held for investment	2.62%	2.60%	2.84%
Total allowance for loan losses/nonperforming loans	55.85%	104.98%	81.61%

Community West Bancshares
Tier 1 leverage ratio	9.22%	9.08%	8.78%
Tier 1 risk-based capital ratio	11.60%	11.40%	11.13%
Total risk-based capital ratio	14.34%	14.16%	12.40%

Community West Bank
Tier 1 leverage ratio	9.41%	9.24%	8.69%
Tier 1 risk-based capital ratio	11.84%	11.61%	11.01%
Total risk-based capital ratio	13.11%	12.87%	12.28%

INTEREST SPREAD ANALYSIS	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Yield on interest-bearing deposits	1.39%	1.42%	1.69%
Yield on total loans	6.25%	6.33%	6.34%
Yield on investments	2.56%	2.60%	3.54%
Yield on earning assets	5.98%	6.06%	6.10%

Cost of deposits	1.27%	1.31%	1.56%
Cost of FHLB advances	2.63%	2.75%	3.19%
Cost of interest-bearing liabilities	1.64%	1.68%	1.85%
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com